Exhibit 10.2

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made this 27th day of April 2012, by and between Atkore International Inc. (“Company”) and James Pinto (“Employee”).

WHEREAS, Employee is employed by the Company as Global Vice President Operations & Supply Chain; and

WHEREAS, the Company is restructuring its business and is eliminating Employee’s job position; and

WHEREAS, Employee’s employment with the Company will terminate effective May 4, 2012 (“Separation Date”); and

WHEREAS, the Company has offered to provide Employee with separation benefits in exchange for Employee’s acceptance and compliance with the terms of this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Consideration. (a) Separation Pay. The Company will provide Employee with separation pay in the amount of $145,000 (which is equivalent to twenty-six (26) weeks of Employee’s current base salary), less applicable withholding taxes and FICA. The separation pay will be paid in bi-weekly direct deposit payments on the dates corresponding to the Company’s standard payroll practices, provided Employee complies with the terms of this Agreement. No payments shall be made until the seven (7) day revocation period described in paragraph 13 of this Agreement has expired and this Agreement becomes legally binding. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are over and above the benefits to which Employee would otherwise be entitled by law, contract or the under the policies and practices of Company, and that this consideration is being provided in exchange for Employee’s entering into and complying with the terms of this Agreement.

(b) Annual Incentive Bonus. The Company will provide Employee with pro-rata payment of his 2010 annual incentive bonus at the target level set forth in the applicable annual incentive bonus plan.

(c) Medical, Prescription Drug, Dental and Health Care Flexible Spending Account Benefits. Employee shall be able to continue to receive the medical, prescription drug, dental and/or health care flexible spending account coverage, if any, Employee had in place before Employee’s Separation Date (or generally comparable coverage) provided Employee actively enrolls for COBRA coverage within 60 days of receiving their initial COBRA notice. The cost for COBRA coverage during the 26 week period represented by Employee’s Separation Pay (“Separation Pay Period”) will be equal to the amount that active employees are required to pay to the Company for similar coverage. Employee will receive election forms and other notices regarding this COBRA coverage from the Company’s third-party administrator, ADP.

Employee shall be responsible for completing the COBRA election forms and paying the specified amount to initiate and to continue COBRA coverage during the Separation Pay Period. Employee’s failure to complete the necessary forms or to pay the specified amount shall result in the cessation of the applicable medical, prescription drug, dental and/or health care flexible spending account coverage for Employee and Employee’s spouse or domestic partner and dependents. The medical, prescription drug, dental and/or health care flexible spending account coverage will be for Employee and, where applicable, Employee’s spouse or domestic partner and dependents, under similar rights afforded to employees of the Company generally. Upon expiration of the Separation Pay Period, Employee’s coverage as described above will cease. Employee may have rights to continue medical and dental coverage for any remaining time afforded under Employee’s COBRA rights but at the full COBRA premium permitted under the plans. Any questions regarding these plans should be directed to the COBRA administrator, ADP, at 800-526-2720 (www.benedirect.adp.com)

(d) Equity Awards. The Company agrees to pay Employee the gross sum of $250,000 to re-purchase the 25,000 shares of Company stock that Employee purchased pursuant to the terms of the Company’s Stock Incentive Plan. Such payment shall be made within thirty (30) days after the Separation Date via check or wire transfer to Employee’s designated bank account. Employee agrees that the re-purchase price of $10.00 per share is equal to the price at which Employee purchased such shares and represents the fair market value of the shares as of the Separation Date. All vested stock options held by the Employee as of the Separation Date will be treated in accordance with the terms of the applicable plan and/or individual option agreements under which such grants were issued. To confirm the number of stock options available to Employee, the remaining exercise period or to exercise any vested stock options, Employee may call UBS at 877-461-7802 or visit the UBS website at www.ubs.com/onesource/tel. Employee shall be solely responsible for any tax liability arising from the repurchase of shares or the exercise of any options. In the event of any conflict between the terms of this Agreement and the relevant stock plan document, the plan document shall govern.

(e) Outplacement Assistance. The Company shall pay the cost of outplacement services provided by BPI Group to assist Employee with his career transition for a period of one year from the Separation Date. The vendor and specific program shall be determined by the Company. In accordance with Company policy, cash will not be paid in lieu of outplacement services.

(f) Retirement Savings and Investment Plan. Contributions to the Company’s Retirement Savings and Investment Plan (“RSIP”) shall cease as of Employee’s Separation Date. To request changes to Employee’s RSIP account(s) or to obtain additional information, Employee should call Atkore Employee Service Center at 1-877-964-4333.

RSIP contributions and loan repayments will cease as of Employee’s Separation Date. If Employee has an outstanding loan under the RSIP, Employee will have ninety (90) days from the Separation Date to repay in full the outstanding loan balance and finance charges in order to avoid current taxation on the amount of the loan. Should the repayment not occur, the RSIP will consider Employee to be in default of the loan and the outstanding amount of the loan will be treated as a distribution to Employee. The distribution would be currently taxable under applicable Internal Revenue Service rules. In the event that Employee elects not to repay the loan, Employee may avoid current taxation by making a rollover contribution of the outstanding loan balance to an Individual Retirement Account (“IRA”) in accordance with applicable tax law.

(g) Life Insurance. Employee’s life insurance coverage will end on the last day of the month during which Employee is last actively at work for the Company, or as otherwise provided by the plan document. Employee may be eligible to convert basic term life, personal and family accident, accidental death and dismemberment, and supplemental life policies to individual policies. Conversion information is available by contacting Prudential at (800) 778-3827. Employee must apply and pay the first conversion premium within 31 days of the end of such coverage, if such conversion is available. Employee’s business travel accident insurance coverage will end on Employee’s last active day at work, and there is no conversion available for this coverage.

(h) Disability Insurance and Sick Pay. Employee’s disability insurance coverage will end on Employee’s Separation Date. Sick pay will not be granted after Employee’s last active day at work.

(i) Return of Company Property. Employee is required to return all Company property on or prior to the Separation Date. Company property includes, but is not limited to, security badges, office keys, computers, laptops, cellular telephones, Blackberry and other hand-held electronic devices, software, diskettes, compact disks, product samples, cases, company files and records, brochures, papers, notes, and other documents, and all copies of same, relating to the Company, its business, customers or suppliers, that Employee has acquired by virtue of Employee’s employment. As of the Separation Date, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

(j) Other Benefits. Employee shall receive any amounts earned, accrued or owing but not yet paid to Employee as of Employee’s Separation Date, including, but not limited to, unused accrued vacation, and unpaid base salary earned by Employee through the Separation Date, payable in a lump sum. Any benefits accrued or earned will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company.

(k) Tax Status of Benefits. In the event that provision of any of the benefits listed above would adversely affect the tax status of the applicable plan or benefits, the Company, in its sole discretion, may elect to pay to Employee cash in lieu of such coverage in an amount equal to the Company’s contribution or average cost of providing such coverage.

(l) Total Benefits. After the date of this Agreement, Employee will not be eligible to receive any other salary, bonus or benefits from the Company other than as provided in this paragraph 1.

(m) Reduction of Separation Pay. The Company reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by Employee or the value of the Company property that Employee has retained in his/her possession.

(n) Supplemental Savings and Retirement Plan (SSRP). If applicable, Employee’s participation in the SSRP will cease on Employee’s Separation Date. The portion of Company contributions which have not vested as of the Employee’s Separation Date will be forfeited. Employee will be paid out according to the elections made under the plan, provided Employee’s account balance is at least $5,000, otherwise Employee’s account balance will be paid out in a lump sum. Payments are subject to plan provisions and will occur on the February 28th following Employee’s Separation Date. If Employee has any questions regarding Employee’s balance under the SSRP, Employee should call Atkore Employee Service Center at 1-877-964-4333.

(o) Deferred Compensation Plan (DCP). If applicable, payment of Employee’s Tyco Deferred Compensation Plan grandfathered account balance now maintained under the SSRP will be made according to the terms and provisions of the Deferred Compensation Plan, as in effect on December 31, 2004. Payments are subject to plan provisions and will occur on the February 28th following Employee’s Separation Date. If Employee has any questions regarding Employee’s grandfathered DCP balance under the SSRP, Employee should call Atkore Employee Service Center at 1-877-964-4333.

(p) Supplemental Executive Retirement Plan (SERP). If Employee participated in the SERP, payment of the SERP account will be based on Employee’s irrevocable election. If no election is on file, payment will be made in a lump sum on the last day of the quarter following Employee’s Separation Date, or as soon as administratively practicable thereafter. For installment elections, payments begin on January 1 following Employee’s Separation Date or as soon as administratively practicable thereafter. All subsequent installment payments are paid out during the same time frame in future years subject to plan provisions. If Employee has any questions regarding Employee’s balance under the SERP, Employee should call Employee Atkore Employee Service Center at 1-877-964-4333.

(q) Tyco Employee Stock Purchase Plan. The Employee Stock Purchase Plan (“ESPP”) was suspended as of July, 2009. Shares purchased under the ESPP from January, 2008 through July, 2009 were deposited into accounts at BNY Mellon. These shares can be accessed by contacting BNY Mellon at BNY Mellon Shareowner Services, 480 Washington Blvd., Jersey City, NJ 07310, 201-680-6578 or 800-685-4509, shrrelations@bnymellon.com. Shares purchased prior to this time were deposited into accounts at UBS. These shares can be viewed at www.ubs.com/onesource/xxx. The “xxx” is the ticker symbol of the company—TYC for Tyco International; TEL for Tyco Electronics and COV for Covidien. Employee may have accounts in all three companies. The phone number to contact UBS is 877-785-8926 or 201-272-7611.

2. Release and Waiver. (a) Employee, in exchange for the consideration set forth in paragraph 1 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its parent and affiliates, and each of their present and former officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, attorneys and administrators (collectively, “Releasees”)

from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment to the date of execution of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under any applicable Company severance plan(s), the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Cook County Human Rights Ordinance, as amended, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of paragraph 3(d) below, Employee represents and affirms that (i) Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Employee’s behalf; and (ii) Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline; as of the Separation Date; and (iii) Employee will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of execution of this Agreement.

(c) The release of claims described in paragraphs 2(a) and (b) of this Agreement does not preclude Employee from filing a charge with the U.S. Equal Employment Opportunity Commission. However, Employee agrees and hereby waives any and all rights to any monetary relief or other personal recovery arising from any such charge, including costs and attorneys’ fees. Additionally, this release of claims does not preclude Employee from filing claims that arise after the date of execution of this Agreement.

(d) Subject to the provisions of paragraph 2(c) of this Agreement, in further consideration of the payments described in paragraph 1, Employee agrees that Employee will not file, claim, sue or cause or permit to be filed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself or herself involving any matter released in paragraph 2. In the event that suit is filed in breach of this release of claims, it is expressly understood and agreed that this release of claims shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasee shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that should any person, organization, or other entity file, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding. Nothing in this Agreement shall prohibit or restrict Employee from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

3. Confidentiality and Restrictive Covenants. (a) Employee agrees that Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Employee’s assigned duties and for the benefit of the Company, at any time after the Separation Date, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Employee during Employee’s employment by the Company or a subsidiary. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) becomes known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or (iii) Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Employee’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) Non-Competition. For a period of one (1) year after the Separation Date, Employee agrees that Employee will not, directly or indirectly, own, operate or provide services as an employee, consultant, officer, director, independent contractor or any other capacity, to any person, firm, corporation or entity that operates, owns or engages in operations that produce or provide products or services that are the same or substantially similar to the products and services provided by Company, including but not limited to, John Maneely Group (including Wheatland tube/Atlas Tube), Republic Conduit, Western Tube & Conduit, Encore Wire, Southwire, Northern Cables, United Copper, CME, Cerro, Cooper (B-Line), Bull Moose Tube, U.S. Steel, Reliance Steel, Schnitzer Steel and Allegheny Technologies.

(c) Non-Solicitation. For a period of two (2) years after the Separation Date, Employee agrees that Employee will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce: (i) any employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee; (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer; or (ii) any supplier or vendor of the Company or any of its subsidiaries or affiliates to cease providing products or services to Company or terminate their supplier relationship with the Company, or assist or aid any other person or entity in interfering with the supply chain of Company or any of its subsidiaries or affiliates.

(d) Reasonableness. Employee acknowledges that the restrictions contained in this paragraph 3 are reasonable and necessary to protect the legitimate interests of the Company that the Company would not have executed this Agreement in the absence of such restrictions, and that any violation of any provision of this paragraph will result in irreparable injury to the Company. By executing this Agreement, Employee represents that Employee’s experience and capabilities are such that the restrictions contained in this paragraph 3 will not prevent Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. Employee further represents and acknowledges that (i) Employee has been advised by the Company to consult with legal counsel of Employee’s choosing with respect to this Agreement, and (ii) that Employee has had full opportunity, prior to executing this Agreement, to review thoroughly this Agreement with counsel. In the event the provisions of this paragraph 3 shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

(e) Survival of Provisions. The obligations contained in paragraphs 1, 2, 3, 4, 5, 6, 8, 9 and 10, and any other paragraph that contains obligations to be performed following the termination of Employee’s employment with the Company, shall survive such termination and shall be fully enforceable thereafter.

4. No Rehire Rights. Employee further agrees and recognizes that Employee has permanently and irrevocably severed Employee’s employment relationship with the Company, and that the Company has no obligation to employ, or retain the services of Employee in the future.

5. Non-Disparagement. Employee agrees that Employee will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their present or former officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Employee’s employment and the termination of Employee’s employment, irrespective of the truthfulness or falsity of such statement. Company agrees that its response to inquiries from Employee’s prospective employers will be limited solely to Employee’s dates of employment, last job title and final salary rate.

6. Non-Disclosure. Subject to the provisions of paragraphs 3(c), Employee agrees not to disclose the terms of this Agreement to anyone, except his/her spouse, attorney and, as necessary, tax/financial advisor, provided they agree to be bound by this confidentiality obligation. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

7. Corporate Records. Employee warrants that after the Separation Date, Employee will not have in Employee’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to originals or copies of computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Employee acknowledges that all such Corporate Records are the property of the Company and that Employee has returned all Corporate Records to the Company.

8. No Admission. Employee and Company agree and acknowledge that the negotiation and execution of this Agreement and any actions taken in fulfillment of representations or obligations described herein, do not constitute an admission by either party of wrongdoing or liability of any kind.

9. Remedies. (a) Employee agrees and recognizes that in the event Employee breaches any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Employee with the consideration set forth in paragraph 1, and will have the right to seek repayment of some of the consideration paid up to the time of any such breach. Further, Employee acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys’ fees and costs.

Employee further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of violation of the paragraph 3 of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

10. Governing Law. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Illinois, excluding its conflict of laws rules, and Employee and Company agree to submit to personal jurisdiction in Illinois and to venue in its federal and state courts.

11. Legal Representation. Employee certifies and acknowledges that: (a) Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and every one of its affiliated entities from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) Employee does not waive rights or claims that may arise after the date this Agreement is executed;

12. Consideration Period. Employee understands and agrees that he has been given twenty-one (21) calendar days from receipt of this Agreement to consider whether to sign it. If Employee does not deliver a signed copy of this Agreement to the Company’s Vice President of Human Resources by the close of business (5:00 pm Central Time) on the twenty-first day after receipt of this Agreement, the offer contained in this Agreement is automatically withdrawn. Employee and Company agree that no proposed or actual change in the terms presented in this Agreement, material or immaterial, shall extend or recommence the consideration period.

13. Revocation Period. Employee may revoke this Agreement within seven (7) calendar days after Employee’ signs it and this Agreement shall not become legally binding. Any revocation within this period must be submitted, in writing and state, “I hereby revoke my acceptance of our Separation Agreement.” The revocation must be delivered to the Vice President of Human Resources and be postmarked within seven (7) calendar days of Employee’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Employee resides, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

14. Section 409A Compliance. With respect to any benefits provided under this Agreement that are subject to Section 409 A of the Internal Revenue Code of 1986, as amended (“Section 409”), it is intended that the terms of this Agreement comply with the terms and conditions of Section 409A and the regulations and guidance promulgated thereunder and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. As such:

(a) a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for any payment or distribution upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and Treas. Reg. §1.409A-1(h) and, for purposes of any such provision of this Agreement, references therein to a “termination”, “termination of employment” or like terms shall mean “separation from service”;

(b) if any amount payable under this Agreement is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment;

(c) notwithstanding anything herein to the contrary, except to the extent any expense or reimbursement does not constitute a “deferral of compensation” within the meaning of Section 409A, any expense or reimbursement described in this Agreement shall meet the following requirements (i) the amount of expenses eligible for reimbursement provided to the undersigned in any calendar year will not affect the amount of expenses eligible for reimbursement provided to the undersigned in any other calendar year; (ii) the reimbursements for expenses for which the undersigned is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which such expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursements.

15. Entire Agreement. Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any employment agreement or offer letter Employee has with the Company and, further, that this Agreement fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral.

16. Severability. If any provision(s) of this Agreement is deemed to be invalid or unlawful by any court of competent jurisdiction, such provision shall be deemed severe and the remaining provisions of this Agreement shall be enforced to the fullest extent permitted by law.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES THAT HE: (i) HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; (ii) HAS BEEN ADVISED IN WRITING OF HIS RIGHT TO CONSULT WITH AN ATTORNEY OF HIS CHOOSING PRIOR TO EXECUTING THIS AGREEMENT; (iii) HAS SIGNED THIS AGREEMENT VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL.

JAMES PINTO	ATKORE INTERNATIONAL INC.

By:
Signature

Date:	Date:

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